Exhibit 99.1

American Spectrum Realty Reports Second Quarter Results

HOUSTON--(BUSINESS WIRE)--August 14, 2009--American Spectrum Realty, Inc. (NYSE AMEX: AQQ), a real estate investment, management and leasing company, headquartered in Houston, Texas, announced today its results for the second quarter ended June 30, 2009.

Rental revenue decreased $287,000, or 3.3%, for the three months ended June 30, 2009 in comparison to the three months ended June 30, 2008. Rental revenue for properties owned for the full three months ended June 30, 2009 and June 30, 2008 decreased $500,000, or 6.1%. The decrease was in large part due to a decrease in occupancy. The weighted average occupancy of the Company’s properties was 83% as of June 30, 2009 compared to 88% as of June 30, 2008. The decrease was also attributable to a rise in rent concessions and a decrease in lease termination revenue. The decrease was partially offset by revenue generated from an office property acquired during the second quarter of 2008. The amount of revenue attributable to this acquisition for the quarter ended June 30, 2009 was $213,000 more than for the quarter ended June 30, 2008.

The Company’s net loss attributable to common stockholders for the three months ended June 30, 2009 was $2,253,000, or $1.60 per share, compared to a net loss attributable to common stockholders of $1,890,000, or $1.37 per share, for the three months ended June 30, 2008.

The Company’s net loss attributable to common stockholders for the six months ended June 30, 2009 was $4,114,000, or $2.93 per share, compared to a net loss attributable to common stockholders of $2,587,000, or $1.88 per share, for the six months ended June 30, 2008. The net loss recorded during the first six months of 2008 included income from discontinued operations of $725,000 attributable to the Company’s sale of Columbia, a non-core property located in South Carolina.

American Spectrum Realty, Inc. is a real estate investment company that owns 29 office, industrial and retail properties aggregating approximately 2.7 million square feet in California, Texas, Arizona and the Midwest and has been publicly traded on the Exchange since 2001. American Spectrum Realty Management, Inc., a wholly-owned subsidiary of American Spectrum Realty, Inc., manages and leases all properties owned by American Spectrum Realty and all third parties. American Spectrum Realty’s business plan focuses on acquisition of value-added real estate investments in its core markets of California, Texas and Arizona.

Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate. Such risks and uncertainties are disclosed in the Company’s past and current filings with the U.S. Securities and Exchange Commission.

Financial Tables Follow

AMERICAN SPECTRUM REALTY, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in thousands, except per share amounts) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
REVENUES:
Rental revenue	$8,491	$8,778	$17,382	$17,042
Third party management and leasing revenue	24	3	41	16
Interest and other income	19	37	27	114
Total revenues	8,534	8,818	17,450	17,172

EXPENSES:
Property operating expense	4,192	4,216	8,300	7,744
Corporate general and administrative	1,024	1,025	1,894	1,881
Depreciation and amortization	3,807	3,550	7,519	6,788
Interest expense	3,388	3,362	6,759	6,467
Total expenses	12,411	12,153	24,472	22,880

Loss from continuing operations before deferred income tax benefit	(3,877)	(3,335)	(7,022)	(5,708)

Deferred income tax benefit	1,392	1,165	2,486	2,013

Loss from continuing operations	(2,485)	(2,170)	(4,536)	(3,695)

Discontinued operations:
Gain from discontinued operations	-	-	-	5
Gain on sale of discontinued operations	-	-	-	1,141
Deferred income tax expense	-	-	-	(421)
Income from discontinued operations	-	-	-	725

Net loss, including noncontrolling interest	$(2,485)	$(2,170)	$(4,536)	$(2,970)

Plus: Net loss attributable to noncontrolling interest	292	280	542	383

Net loss attributable to American Spectrum Realty, Inc.	(2,193)	(1,890)	(3,994)	(2,587)

Preferred stock dividend	(60)	-	(120)	-

Net loss attributable to American Spectrum Realty, Inc. common stockholders	$(2,253)	$(1,890)	$(4,114)	$(2,587)

Basic and diluted per share data:
Loss from continuing operations attributable to American Spectrum Realty, Inc. common stockholders	$(1.60)	$(1.37)	$(2.93)	$(2.34)
Income from discontinued operations attributable to American Spectrum Realty, Inc. common stockholders	-	-	-	0.46
Net loss attributable to American Spectrum Realty, Inc. common stockholders	$(1.60)	$(1.37)	$(2.93)	$(1.88)

Basic weighted average shares used	1,407,032	1,376,098	1,402,349	1,375,864

Amounts attributable to American Spectrum Realty, Inc. common stockholders:
Loss from continuing operations	$(2,253)	$(1.37)	$(4,114)	$(3,218)
Income from discontinuing operations	$-	$-	$-	$631
Net loss	$(2,253)	$(1.37)	$(4,114)	$(2,587)

CONTACT:
American Spectrum Realty, Inc.
Chairman, President and CEO
William J. Carden, 713-706-6200